Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of FSB Bancorp, Inc. for the year ended December 31, 2017 of our report dated March 30, 2018 included in its Registration Statement on Form S-8 (No. 333-210129) relating to the consolidated financial statements for the two years ended December 31, 2017.

/s/ Bonadio & Co., LLP

Bonadio & Co., LLP

Syracuse, New York

March 30, 2018